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                                                                      EXHIBIT 14

                                 [VISTEON LOGO]        See the possibilities(TM)




                                                                               A
                                                                          Pledge
                                                                              of
                                                                       Integrity







                            An Ethics Guide for Employees of Visteon Corporation




          INNOVATION INTEGRITY SAFETY CUSTOMERS PEOPLE PROFITABILITY CITIZENSHIP

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                                 Visteon Vision

                                      To Be
                                  the World's
                                Leading Supplier
                                       of
                                   Integrated
                               Automotive Systems

See the possibilities(TM)...

[PESTILLO PHOTO]

As Visteon continues on its journey as an independent corporation, we have the unique opportunity to decide who we are as a company, what we stand for, and how we will conduct ourselves - both within the confines of our own facilities and operations and out in the marketplace. As employees, we have the opportunity each day and in every circumstance to respond to these challenges, realizing that how we act will determine, in large part, how we are regarded by our customers, our communities and our co-workers.

Guiding our actions are certain core values. They include citizenship, innovation, safety, customer focus, people, profitability and integrity. Perhaps the most overarching value, the one that significantly impacts all the others, is integrity. Conducting ourselves with integrity requires a strong and continuing commitment to the ethics policy outlined in this booklet. I urge you to review these important principles and take time to reflect on how they affect you and your work.

The ethical standards embodied in our policies - and our conduct - will distinguish Visteon as we continue on our exciting journey to success.

Sincerely,
Peter J. Pestillo
Chairman




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Core Values

      INNOVATION

          Our people's creativity and their ability to anticipate the market and leverage technology will give us a competitive advantage.

          INTEGRITY

          We demand the highest ethical standards of ourselves and others.

          SAFETY

          We will not compromise in providing a safe work environment for our employees and safe products for our customers.

       CUSTOMERS

          We will earn the trust and satisfaction of our customers by exceeding their expectations.

         PEOPLE

          We will create an inclusive work environment where all employees can contribute to their fullest capability.

        PROFITABILITY

          We are committed to providing value to our shareholders by building a high performing business.

    CITIZENSHIP

          We will act to protect the environment and add value to the community.

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     INNOVATION INTEGRITY SAFETY CUSTOMERS PEOPLE PROFITABILITY CITIZENSHIP

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Leadership Standards

      FOCUS ON THE CUSTOMER

              Demonstrate fast response, flawless execution and flexible approaches.

      UNDERSTAND THE BUSINESS

              Leverage product integration and acquire an in-depth knowledge of our customers, competitors, partners and ourselves.

      TAKE ACTION

              Seek creative solutions to problems, add value and make a difference.

      VALUE DIVERSITY AND RESPECT OTHERS

              Cultivate an environment where all ideas are considered and valued and all people can succeed.

      TEACH AND LEARN

              Share knowledge and experience; gain new insights from others.

      TAKE RESPONSIBILITY

              Be accountable for decisions and actions.

      DEMONSTRATE INTEGRITY

              Possess business ethics beyond reproach.

      FOSTER A SAFE AND HEALTHY ENVIRONMENT

              Practice careful workplace standards and become model global citizens.

      RECOGNIZE INDIVIDUAL AND TEAM CONTRIBUTIONS

              Celebrate our successes; learn from our mistakes.

      COMMUNICATE

              Share information.


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     INNOVATION INTEGRITY SAFETY CUSTOMERS PEOPLE PROFITABILITY CITIZENSHIP

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Ethics Policy

Diversity and Equal Opportunity

Visteon is committed to creating and maintaining an environment in which all employees are treated with integrity and respect, and differences are highly valued. We are working to foster an inclusive environment that provides equal opportunity to our employees, customers, suppliers and the community at large. By creating a corporate culture in which harassment or discriminatory treatment of any form is not tolerated, we can give every employee the opportunity to contribute the business of Visteon.

[PHOTO]

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Ethics Policy

Safety, Health and the Environment

At Visteon, the health and safety of each individual is a primary concern. We are committed to practices that will generate safe workplace actions, conditions and procedures, and we are working closely with our employees to develop and maintain a safe and healthy work environment. Visteon also is a responsible corporate citizen, protecting and conserving the natural environment. We comply with all accepted environmental standards - meeting and often exceeding applicable regulatory and legal requirements. We continually are improving our environmental performance, working to minimize the creation of solid and liquid waste and eliminating other practices that could have a harmful impact on the environment.


[PHOTO]

In addition, we encourage and support our employees' involvement in local environmental issues as they strive to make a difference within our communities.

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     INNOVATION INTEGRITY SAFETY CUSTOMERS PEOPLE PROFITABILITY CITIZENSHIP

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Ethics Policy

Product Safety and Quality

To realize our vision of becoming the world's leading supplier of integrated automotive systems, Visteon must design, engineer and exceed all applicable laws, regulations, voluntary standards and industry practices. Acknowledging the trust customers and consumers place in us, we accept the responsibility to produce high quality products and services with a commitment to continuous improvement in product performance. And we are dedicated to creating products that consistently earn high marks for safety. Because every employee impacts Visteon products and services, we all share the commitment to, and responsibility for, safety and quality in the products we make.

[PHOTO]

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     INNOVATION INTEGRITY SAFETY CUSTOMERS PEOPLE PROFITABILITY CITIZENSHIP

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Ethics Policy

Company Property and Information

Company records, property, technical information and communications constitute a valuable asset that can be critical to Visteon's performance and competitive advantage. Such materials are the property of the company and should be used only to further Visteon's business objectives.

Employees can help protect the confidentiality of this important business information by taking certain precautions:

-    DISCUSS CONFIDENTIAL INFORMATION ONLY IN SECURED AREAS

-    LIMIT USE OF SPEAKERPHONES AND CELLULAR PHONES

-    LOCK ALL FILE CABINETS

-    SECURE COMPUTERS AND COMPUTER DISCS

-    RESTRICT ENTRY TO SECURED AREAS TO PERSONS WITH PROPER IDENTIFICATION

-    PROHIBIT USE OF CAMERAS ON COMPANY SITES

-    KEEP PROTOTYPES, PARTS AND RELATED PRODUCT INFORMATION OUT OF SIGHT


[PHOTO]

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Ethics Policy

-    REFER OUTSIDE REQUESTS FOR INFORMATION TO THE APPROPRIATE ORGANIZATION

-    SHRED CONFIDENTIAL PAPERS


Visteon's relationship with its shareholders and the investment community is built upon its reputation for honesty and integrity in financial and related reporting. Thus, employees should make every effort to ensure that information contained in documents filed by the company with governmental or regulatory bodies, including the Securities and Exchange Commission, and in other company communications is complete, fair, accurate, timely and understandable.

In addition, employees are required to ensure the accuracy of any records they may develop or review, including financial records, expense reports and engineering or other technical documents.

These responsibilities and restrictions apply equally to electronic information methods (e-mail, Internet, etc.) and prohibit accessing or creating any electronic communications that contradict Visteon personnel policy.

[GRAPHIC]

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     INNOVATION INTEGRITY SAFETY CUSTOMERS PEOPLE PROFITABILITY CITIZENSHIP

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Ethics Policy

Intellectual Property

Inventions, ideas and other forms of intellectual property are an integral part of Visteon's success. As a result, we are diligent about protecting valuable company technology through patents, trade secret protection, copyrights or other such methods. Visteon is equally committed to avoiding the unauthorized use of the intellectual property of other companies or individuals.

[GRAPHIC]

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     INNOVATION INTEGRITY SAFETY CUSTOMERS PEOPLE PROFITABILITY CITIZENSHIP

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Ethics Policy

Insider Trading

One example of a misuse of Visteon information and a violation of the law is insider trading. Insider trading occurs when an individual uses material nonpublic information acquired in the course of employment to buy or sell stock or other securities. It is unethical and unlawful for Visteon employees to use such information for their own benefit or to disclose it to others (such as family members or friends) who would use it in buying or selling Visteon securities. Also prohibited are "tips" about a company with which Visteon might have a pending material transaction, such as an acquisition or a strategic alliance, if information about the transaction is nonpublic.

[PHOTO]

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Ethics Policy

Conflicts of Interest

As Visteon employees, we should avoid any actions, investments or interests which reflect unfavorably on ourselves or the company. More specifically, we should avoid any action that has the potential or appearance of impacting the company adversely or interfering with an employee's business judgment. Examples of potential conflicts of interest include: accepting offers of lavish gifts, entertainment or other favors from suppliers; having a financial interest in a vendor or business partner of Visteon; outsourcing work to a company in which a relative has a position of leadership or stands to make monetary gain. Visteon employees also must be aware of our customers' policies regarding gifts and entertainment and respect such policies.

[PHOTO]
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     INNOVATION INTEGRITY SAFETY CUSTOMERS PEOPLE PROFITABILITY CITIZENSHIP

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Ethics Policy

Antitrust Legislation

Visteon policy as well as antitrust laws prohibit price fixing, unfair competition or any other activity which unfairly impacts or restricts competition in the marketplace. Seeking or receiving competitive information or gaining a competitive advantage through illegal means is prohibited. Activities that might constitute violations of antitrust laws and Visteon policy include agreements with competitors on pricing elements, agreements to divide territories or markets, or any limitation on the export, import, production, purchase or sale of products.

[PHOTO]


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     INNOVATION INTEGRITY SAFETY CUSTOMERS PEOPLE PROFITABILITY CITIZENSHIP

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Ethics Policy

International Business and Governmental Regulations

Visteon expects employees, agents and its representatives to comply with all applicable laws in every country in which Visteon does business, as well as all applicable U.S. laws, regardless of the local customs. This includes, but is not limited to, laws against discrimination and harassment and laws prohibiting child and forced labor. One of the most significant laws that will be encountered by employees or others involved in government or international business markets is the Foreign Corrupt Practices Act (FCPA). The FCPA prohibits offers of, or payments to, foreign officials, political parties or candidates for political office, to obtain preferential governmental treatment. This prohibition extends beyond monetary payments and includes offering anything of value not government officials, but also to

[PHOTO]

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     INNOVATION INTEGRITY SAFETY CUSTOMERS PEOPLE PROFITABILITY CITIZENSHIP

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Ethics Policy

their representatives or family members. Under certain limited circumstances, nominal payments to facilitate governmental services to which Visteon is legally entitled are not in violation of the FCPA.

Even to the extent that such payments are legal and customary in any particular country in which Visteon does business, they may not be made without advance approval of the legal department. Legal department approval is also required whenever Visteon employees are contemplating giving gifts or contributions to government representatives or foreign officials.

Several laws restrict the countries in which Visteon can operate, as well as the information or products that it can export. Before making a business entry into any new country, consult the legal department.


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Ethics Policy

Other Responsibilities

Integrity comes down to people doing the right thing - not looking for personal gain or to reward others by taking advantage of ambiguity or uncertainty. Visteon employees are not only champions of the ethics policy, they also can be its protectors - questioning and reporting any practice or activity that conflicts, or appears to conflict, with the Company's ethical standards. Employees who report suspected violations of this policy will help further the business interests of Visteon and ensure that the public regards Visteon as a company committed to integrity.

All employees, including company executives, officers and senior level managers, as well as members of Visteon's board of directors, must conduct their activities in compliance with these ethical standards. Employees engaging in conduct that is contrary to the Ethics Policy may be subject to discipline, up to and including, termination of employment.

Employees should discuss any questions or concerns they have regarding compliance with their managers, their local human resources department or the legal department. Reports of violations or suspected violations of this policy can be made anonymously by calling 313-755-0790 (or 800-311-1561 in North America). The hotline is also a resource for resolving any questions or concerns you might have about Visteon's ethical standards if discussions with management, human resources or the legal department have not resulted in a satisfactory resolution.


HOTLINES

313-755-0790

    NORTH AMERICA

      800-311-1561


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[VISTEON LOGO]
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  INNOVATION
      INTEGRITY
      SAFETY
   CUSTOMERS
     PEOPLE
    PROFITABILITY
CITIZENSHIP



[VISTEON LOGO]

Visteon Corporation
17000 Rotunda Drive
Dearborn, MI 48120 USA


Revised 2003